As filed with the Securities and Exchange Commission on October 7, 2016

Registration No. 2-62228

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 2-62228)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Science and Engineering, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2240991 (I.R.S. employer identification no.)

829 Middlesex Turnpike

Billerica, Massachusetts 01821

(Address of principal executive offices)

American Science and Engineering, Inc. Employee Stock Bonus Plan

(Full title of the plan)

Michael J. Muscatello
Vice President and General Counsel
American Science and Engineering, Inc.
829 Middlesex Turnpike

Billerica, Massachusetts
(Name and address of agent for service)

(978) 262-8700

(Telephone number, including area code, of agent for services)

Copies to:

Jay E. Bothwick, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street

Boston, Massachusetts 02109
Telephone: (617) 526-6526

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☒ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 2-62228 on Form S-8 (as amended, the “Registration Statement”) filed by American Science and Engineering, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“the SEC”), pertaining to the registration of a total of 16,300 shares of the Company’s common stock, par value $0.66 2/3 per share, issuable pursuant to the Company’s Employee Stock Bonus Plan.

The Company is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unissued securities issuable by the Company pursuant to the Registration Statement.

On September 9, 2016, pursuant to the terms of an Agreement and Plan of Merger, dated as of June 20, 2016 (the “Merger Agreement”), by and among the Company, OSI Systems, Inc. (“OSI”) and Apple Merger Sub, Inc., a wholly owned subsidiary of OSI (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of OSI, at which time the Company’s equity securities ceased to be publicly traded.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended,  the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Billerica, Commonwealth of Massachusetts, on October 7, 2016.

AMERICAN SCIENCE AND ENGINEERING, INC.

By:	/s/ Michael J. Muscatello
Michael J. Muscatello
Vice President and General Counsel

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